SEALE and BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

AGREEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have reviewed the Form 8-K/A Amendment #3 for Midex Gold Corp. dated April 2, 2010, and are in agreement with management’s determination and disclosure of the professional and stock transfer fees, as well as the increase in both accounts payable and the shareholder’s loan, which were improperly stated, and that the previously issued financial statements included in the Company’s Form 10-Q for the period ended September 30, 2009, filed on or about November 24, 2009, should not be relied upon.

 /s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

May 27, 2010

Seale and Beers, CPAs                      PCAOB & CPAB Registered Auditors

50 S. Jones Blvd, Ste 202, Las Vegas, NV  89107 (888)727-8251 Fax: (888)782-2351